Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®
The Capital Grille® Bahama Breeze® Seasons 52®
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859

Contacts:
(Analysts)	Matthew Stroud	(407) 245-6458
(Media)	Rich Jeffers	(407) 245-4189

FOR RELEASE
August 26, 2008
8:30 AM ET

DARDEN RESTAURANTS ANNOUNCES EXPECTED

FIRST QUARTER DILUTED NET EARNINGS PER SHARE

AND REVISES FISCAL YEAR 2009 EARNINGS OUTLOOK

ORLANDO, FL, Aug. 26 – Darden Restaurants, Inc. (NYSE: DRI) today reported that it expects diluted net earnings per share from continuing operations for its fiscal first quarter ended August 24, 2008 to be between $0.57 and $0.59, including anticipated integration costs and purchase accounting adjustments related to its acquisition of RARE Hospitality International, Inc. (RARE) in October 2007 which are expected to adversely affect diluted net earnings per share for the quarter by approximately three cents. Excluding the anticipated integration costs and purchase accounting adjustments, estimated diluted net earnings per share for the fiscal first quarter are expected to be $0.60 to $0.62. The Company also reported that, for the first quarter, Red Lobster, Olive Garden and LongHorn Steakhouse’s combined U.S. same-restaurant sales are expected to decline -1.1% versus the prior year. Preliminary first quarter U.S. same-restaurant sales results at Olive Garden, Red Lobster and LongHorn Steakhouse are +2.4%, -3.7% and -4.9%, respectively. The Company expects to release its fiscal 2009 first quarter earnings on Tuesday, September 16, 2008, after the market close.

Darden announced that it now expects combined full-year U.S. same-restaurant sales growth in fiscal 2009 of approximately 0% to 1% for Red Lobster, Olive Garden and LongHorn Steakhouse, and that it expects to open approximately 75 to 80 net new restaurants in fiscal 2009. As a result, the Company expects total sales growth of between 12% and 13% in fiscal 2009 off a base of total sales from continuing operations in fiscal 2008 of $6.63 billion. Anticipated total sales growth for the full fiscal year reflects a 53rd week in fiscal 2009, which boosts the growth rate by two percentage points; excluding the 53rd week, expected total sales growth is approximately 10% to 11%.

The Company also announced that it now anticipates reported diluted net earnings per share growth from continuing operations to be between 5% and 10% in fiscal 2009, which includes the impact of the 53rd week and anticipated integration costs and purchase price adjustments related to the RARE acquisition. This compares to reported diluted net earnings per share from continuing operations of $2.55 in fiscal 2008. The additional week is expected to contribute approximately two percentage points, or $0.05 per diluted share, of growth in fiscal 2009.

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Excluding the estimated integration costs and purchase accounting adjustments, which totaled approximately 19 cents, net earnings from continuing operations were $2.74 per diluted share in fiscal 2008. In fiscal 2009, these costs and adjustments are expected to be approximately 6 to 7 cents per diluted share. Excluding the impact of integration costs and purchase accounting adjustments for both fiscal 2008 and fiscal 2009, the Company expects diluted net earnings per share growth to be between 0% and 5% on a 53-week basis and -2% and +3% on a 52-week basis. This compares to the Company’s previous guidance of 9% to 10% growth on a 53-week basis and 7% to 8% growth on a 52-week basis.

“With a more challenging than anticipated economic and consumer environment this quarter, our initial expectations for our same-restaurant sales performance proved optimistic,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “Our revised earnings outlook for the full year reflects expected first quarter results as well as our expectation that same-restaurant sales will remain under pressure for the balance of the fiscal year. Importantly, we continue to be on track to achieve the cost and operational synergies expected as a result of our acquisition of RARE. As we work to respond to today’s challenges, we remain confident in the strength of our brands and that our teams will continue to deliver competitively superior guest experiences. We know that these are the key to success in this demanding consumer environment and to our long-term success.”

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with almost $6.7 billion in annual sales and approximately 180,000 employees. The Company owns and operates over 1,700 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. For more information, please visit www.Darden.com.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, the loss of or difficulties in recruiting key personnel, information technology failures, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to combine and integrate the business of RARE Hospitality International, Inc., achieve synergies and develop new LongHorn Steakhouse and The Capital Grille restaurants, risks associated with incurring substantial additional debt, a failure of our internal controls over financial reporting and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

In addition to GAAP reporting, as previously disclosed herein, Darden has presented its adjusted forecasted consolidated results from operations for fiscal 2009, which exclude the anticipated impact of integration costs and purchase accounting adjustments and the 53rd week. Darden believes this adjusted information is useful for comparison to our consolidated results from continuing operations for the fiscal year ended May 25, 2008, and has therefore chosen to provide this information to investors. This non-GAAP earnings measure should be viewed in addition to, and not in lieu of, our diluted net earnings per share as calculated in accordance with U.S. generally accepted accounting principles.

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